EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2003, with respect to the consolidated financial statements of Rainbow Technologies, Inc. included in the Registration Statement (Form S-4) and related Prospectus of SafeNet, Inc. for the registration of 11,473,998 shares of its common stock.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Orange County, California
November 13, 2003